FORM 51-102F3
MATERIAL CHANGE REPORT

Item 1: Name and Address of Company

High Tide Inc. (the "Company")
Unit 112, 11127 - 15 Street N.E.
Calgary, Alberta T3K 2M4

Item 2: Date of Material Change

July 20, 2021.

Item 3: News Release

The news release was disseminated via Newswire on July 20, 2021 and was filed on SEDAR at www.sedar.com.

Item 4: Summary of Material Change

On July 20, 2021, the Company entered into a definitive agreement (the "Acquisition Agreement") pursuant to which High Tide USA Inc., a Nevada corporation and wholly owned subsidiary of the Company shall acquire (the "Acquisition") all of the issued and outstanding shares of DS Distribution Inc., operating as Dankstop.com ("Dankstop") for US$3,850,000 (the "Consideration"), which shall be paid in common shares in the capital of the Company ("High Tide Shares") on the basis of a deemed price per High Tide Share equal to the volume weighted average price per High Tide Share on the TSX Venture Exchange (the "TSXV") for the ten (10) consecutive trading days preceding the closing of the Acquisition (the "Closing"). The High Tide Shares issued pursuant to the Consideration are subject to a statutory hold period of four months and one day.

The Acquisition (which is an arm's length transaction), is subject to, among other things, receipt of required TSXV approval, and other customary conditions of closing, and is expected to close in the coming weeks. Upon Closing, Dankstop will have approximately US$100,000 of cash and non-cash working capital and inventory of approximately US$220,000.

Upon Closing of the Acquisition, Dankstop co-founder Feliks Khaykin and director Gabe Aronovich will be joining the Company with Feliks taking on the role of Director of U.S. Operations and Gabe coming on as Director of U.S. Business Development.

Following the completion of the Acquisition, Dankstop will continue its corporate existence under the state of Delaware as a 100% owned subsidiary of High Tide USA Inc.

Item 5.1: Full Description of Material Change

Please see news release attached as Schedule "A".

Item 5.2 Disclosure for Restructuring Transactions

Not applicable.

Item 6: Reliance on subsection 7.1(2) of National Instrument 51-102 (Confidentiality)

Not applicable.

Item 7: Omitted Information

No information has been omitted on the basis that it is confidential information.

Item 8: Executive Officer

For additional information with respect to this material change, the following person may be contacted:

Raj Grover

President, Chief Executive Officer & Director

Tel: (403) 770-9435 Email: raj@hightideinc.com

Item 9: Date of Report

August 4, 2021.

Schedule "A"

(See attached)

High Tide Continues Rapid Expansion into United States Through Acquisition of Leading Online Retailer DankStop

  High Tide acquires another top e-commerce platform for its portfolio which already includes 3 out of the top 5 most popular e-commerce platforms for consumption accessories and totaled almost 100 million site visits across all platforms in 2020, including 2.5 million associated with DankStop.1
  High Tide gains access to DankStop's more than 200,000 email subscribers and further bolsters its online presence by gaining access to DankStop's almost 335,000 Instagram followers.
  Transaction is immediately accretive as DankStop generated revenue over US$3 million during the 12 months ended April 30 2021, with an EBITDA margin in the low double digits.
  Pro forma for the acquisition, High Tide's revenue run rate in the U.S. is approximately CAD$55 million.
  High Tide adds an asset light business that is already a supplier for its dropshipping catalogue, resulting in enhanced efficiencies and vertical integration.

CALGARY, AB, July 20, 2021 /CNW/ - High Tide Inc. ("High Tide" or the "Company") (TSXV: HITI) (Nasdaq: HITI) (FRA: 2LYA), a retail-focused cannabis corporation enhanced by the manufacturing and distribution of consumption accessories, is pleased to announce that its pursuit to dominate the e-commerce marketplace for consumption accessories and merchandise, especially targeting the United States, has attracted another leading retailer to join the High Tide family. High Tide has entered into a definitive agreement (the "Acquisition Agreement") pursuant to which High Tide USA Inc., a wholly-owned U.S. subsidiary of the Company will acquire 100% of the issued and outstanding shares of DS Distribution Inc. ("DankStop"), operating as DankStop.com for US$3.85 Million (the "Transaction").

High Tide Inc. - July 20, 2021 (CNW Group/High Tide Inc.)

"This acquisition is yet another example of how High Tide's U.S. e-commerce infrastructure and network keep getting stronger. Rolling multiple established e- commerce platforms into our network is positioning us nicely to create numerous synergies and efficiencies across our ecosystem. Along with this transaction, our last two acquisitions have increased High Tide's social media reach by leaps and bounds, giving us access to an invaluable potential customer base," said Raj Grover, President and Chief Executive Officer of High Tide. "Being vertically integrated in the consumption accessories space and having access to the end consumer will continue to result in our ability to make meaningful high margin sales across all of our channels. Having already commenced online cannabis sales in three Canadian provinces, and already possessing an established customer network in place in the U.S. positions us well to commence online cannabis sales and cannabis subscription boxes in the United States if and when federally permissible. It is for these and many other reasons that I am delighted to welcome the DankStop team to the High Tide family of companies," added Mr. Grover.

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1 As of June 21st, 2021, based on analytics data provided by Alexa Internet, Inc. related to Grasscity, SmokeCartel and Daily High Club. Traffic data provided by Google Analytics.

Strategic Highlights

With over 10 years of experience in the consumption accessories sector, including through its subsidiaries Grasscity, Smoke Cartel and Daily High Club, High Tide is constantly exploring opportunities to further increase its share in the growing consumption accessories market. The DankStop acquisition will be immediately accretive and its growing base of over 200,000 email subscribers provides High Tide with another sales channel on which to sell its products, thus leveraging retail margins on its own brands. The acquisition will also result in enhanced efficiencies and vertical integration as DankStop is already a supplier for High Tide's dropshipping catalogue. Although currently operating in the hemp-derived CBD and consumption accessories space, High Tide intends to expand its cannabis retail network into the United States in the event of federal legalization, through cannabis subscription boxes, mature e-commerce sites and bricks and mortar locations. The work of launching consumption accessories and hemp-derived cbd subscription boxes across all platforms has begun and High Tide will continue to optimize and integrate these platforms throughout the year. Upon closing of the transaction DankStop co-founder Feliks Khaykin and director Gabe Aronovich will be joining the High Tide team with Feliks taking on the role of Director of U.S. Operations and Gabe coming on as Director of U.S. Business Development.

Transaction Details

The Transaction, which is an arm's length transaction, is subject to, among other things, receipt of required TSX Venture Exchange ("TSXV") approval, and other customary conditions of closing, is expected to close in the coming weeks. Pursuant to the terms of the Transaction, High Tide USA Inc., a Nevada corporation and a wholly-owned subsidiary of High Tide, will purchase 100% of the issued and outstanding shares of DankStop. The consideration for the 100% of DankStop acquired will be US$3.85 Million (the "Consideration") in common shares of High Tide ("High Tide Shares") on the basis of a deemed price per High Tide Share equal to the volume weighted average price per High Tide Share on the TSXV for the 10 consecutive trading days preceding closing of the Transaction ("Closing"). Upon closing, DankStop will have approximately US$100,000 of cash and non-cash working capital and inventory of approximately US$220,000.

Following the completion of the Transaction, DankStop will continue its corporate existence under the state of Delaware as a 100% owned subsidiary of High Tide USA Inc.

"I'm truly excited to be joining the High Tide team and to begin overseeing High Tide's U.S. business development initiatives," said Gabe Aronovich. "The synthesis of High Tide's expansive e-commerce and manufacturing capabilities with DankStop's vast subscriber base and social media presence will solidify High Tide's position as the global leader in the online consumption accessory market, and I could not be more delighted to be part of the High Tide family," added Mr.

Aronovich.

The Transaction has been unanimously approved by the board of directors of High Tide and DankStop. The High Tide Shares issued pursuant to the Consideration are subject to a statutory hold period of four months and one day.

ABOUT DankStop

DankStop is a leading online consumption accessories retailer. With an industry leading and innovative website, and dedicated support team, DankStop has raised the bar for the online consumption supply industry since 2014. Leveraging its in-house technology, DankStop now offers a variety of B2B services for the Cannabis industry in addition to its retail websites ranging from drop shipping to third party logistics. Information on the Company and its many products can be accessed through: www.DankStop.com.

ABOUT HIGH TIDE

High Tide is a retail-focused cannabis company enhanced by the manufacturing and distribution of consumption accessories. The Company is the most profitable Canadian retailer of recreational cannabis as measured by Adjusted EBITDA,2 with 87 current locations spanning Ontario, Alberta, Manitoba and Saskatchewan.

High Tide's retail segment features the Canna Cabana, Meta Cannabis Co., Meta Cannabis Supply Co. and NewLeaf Cannabis banners, with additional locations under development across the country. High Tide has been serving consumers for over a decade through its numerous consumption accessory businesses including e-commerce platforms Grasscity.com, Smoke Cartel and CBDcity.com, and its wholesale distribution division under Valiant Distribution, including the licensed entertainment product manufacturer Famous Brandz. High Tide's strategy as a parent company is to extend and strengthen its integrated value chain, while providing a complete customer experience and maximizing shareholder value. Key industry investors in High Tide include Tilray Inc. (TSX:TLRY) (Nasdaq:TLRY) and Aurora Cannabis Inc. (NYSE:ACB) (TSX:ACB).

Neither the TSXV nor its Regulation Services Provider (as that term is defined in the policies of the TSXV) accepts responsibility for the adequacy or accuracy of this release.

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2 Adjusted EBITDA is a non-IFRS financial measure.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Forward Looking Statements

This news release contains "forward-looking statements" within the meaning of applicable securities laws. All statements contained herein that are not clearly historical in nature may constitute forward-looking statements.

Generally, such forward-looking information or forward-looking statements can be identified by the use of forward-looking terminology such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or may contain statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "will continue", "will occur" or "will be achieved". The forward-looking information and forward- looking statements contained herein include, but are not limited to, statements regarding: the Company's bolstering of its online presence as a result of the Transaction; the Company enhancing efficiencies in vertical integration as a result of the Transaction; the Transaction being immediately revenue-accretive; the Company's ability to close the Transaction; the strengthening of the Company's e-commerce infrastructure; the Company's increased social media reach as a result of the Transaction; the Company's ability to continue to make meaningful sales across its various e-commerce channels; the Company's continued exploration of various opportunities in the consumption accessories market; the Company's ability to leverage retail margins on its own brands; the ability of the Company to expand its cannabis retail network into the United States; the continued optimization and integration of the Company's various e-commerce platforms throughout the coming year; statements with respect to Felix Khaykin and Gabe Aronovich joining the Company as Director of U.S. Operations and Director of U.S. Business Development, respectively; and receipt of TSXV and/or other regulatory approval of the Transaction.

Forward-looking information in this news release are based on certain assumptions and expected future events, namely: the Company's ability to continue as a going concern; the continued commercial viability and growth in popularity of cannabis and cannabis consumption accessories; continued approval of the Company's activities by the relevant governmental and/or regulatory authorities; the continued growth of the Company; the Company's ability to finance the Transaction; the receipt of shareholder approval with respect to the Transaction; the receipt of TSXV and/or other regulatory approval of the Transaction; the continued growth in popularity of the online retail/distribution of cannabis consumption accessories; the continued ability of DankStop to generate revenue; the ability of the Company to integrate DankStop into its current suite of e-commerce channels; and the ability of the Company's to effectively integrate and capitalize on DankStop's social media presence.

These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from those expressed or implied by such statements, including but not limited to: the potential inability of the Company to continue as a going concern; the risks associated with the cannabis and cannabis consumption accessory industry in general; increased competition in the cannabis retail and cannabis consumption accessory market; the potential future unviability of the cannabis retail and cannabis consumption accessory market; incorrect assessment of the value and potential benefits of the Transaction; risks associated with potential governmental and/or regulatory action with respect to the cannabis retail and cannabis consumption accessory market; risks associated with a potential collapse in the value of cannabis and cannabis consumption accessories; risks associated with the Company's potential inability to attain shareholder, TSXV and/or other regulatory approval with respect to the Transaction; risks associated with the Company's ability to continue generating a profit; risks associated with the Company's potential inability to finance the Transaction; the Company's potential inability to achieve efficiencies in vertical integration as a result of the Transaction; the Transaction not being revenue- accretive; the potential inability of the Company to strengthen its e-commerce infrastructure; the failure to increase social media reach as a result of the Transaction; the Company's inability to continue to make meaningful sales across its various e-commerce channels; the Company's potential inability to continue its exploration of various opportunities in the consumption accessories market; the Company's potential inability to leverage retail margins on its own brands; the potential inability of the Company to expand its cannabis retail network into the United States; the inability of the Company to optimize and integrate the Company's various e-commerce platforms throughout the coming year; and the potential inability of the Company to appoint Felix Khaykin and Gabe Aronovich as Director of U.S. Operations and Director of U.S. Business Development, respectively.

Readers are cautioned that the foregoing list is not exhaustive. Readers are further cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are placed will occur. Such information, although considered reasonable by management at the time of preparation, may prove to be incorrect and actual results may differ materially from those anticipated.

Forward-looking statements contained in this news release are expressly qualified by this cautionary statement and reflect the Company's expectations as of the date hereof and are subject to change thereafter. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, estimates or opinions, future events or results or otherwise or to explain any material difference between subsequent actual events and such forward-looking information, except as required by applicable law.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities in the United States of America. The securities have not been and will not be registered under the United States Securities Act of 1933 (the "1933 Act") or any state securities laws and may not be offered or sold within the United States or to U.S. Persons (as defined in the 1933 Act) unless registered under the 1933 Act and applicable state securities laws, or an exemption from such registration is available.

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For further information: CONTACT INFORMATION: Media Inquiries: Omar Khan, Senior Vice President, Corporate and Public Affairs, omar@hightideinc.com; Investor Inquiries: Vahan Ajamian, Capital Markets Advisor, vahan@hightideinc.com

CO: High Tide Inc. CNW 06:00e 20-JUL-21